Exhibit 10.1

Independent Contractor Agreement

Dated as of January 1, 2025

This Independent Contractor Agreement (“Agreement”) is made and entered into as of the date first set forth above (the “Effective Date”), by and between Trio Petroleum Corp., a Delaware corporation (the “Company”) and Greg Overholtzer (“Contractor”). Each of the Company and Contractor may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Contractor is in the business of providing services to entities such as the Company, and the Company deems it to be in its best interest to retain Contractor to render to the Company such services as may be needed; and

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Contractor to provide such assistance through its services for the Company, and Contractor is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Engagement. In exchange for the compensation as set forth herein and subject to the other terms and conditions hereinafter set forth, the Company hereby engages Contractor during the Term (as defined below), on a non-exclusive basis, to render the Services set forth in Section 2 as an independent contractor of the Company, and Contractor hereby accepts such engagement.

2.	Services.

(a)	Subject to the terms and conditions and for the Term, Contractor shall serve as the Chief Financial Officer of the Company and shall provide the services related thereto (the “Services”) and shall report to Robin Ross, as the Chief Executive Officer of the Company, and the Board of Directors of the Company (the “Board”) and to such other persons as designated by the Chief Executive Officer or the Board.

(b)	Notwithstanding the definition of the “Services” as set forth above, the Contractor shall not provide any of services to the Company which are prohibited by applicable laws or regulations from being provided by an independent contractor.

(c)	Contractor will use Contractor’s commercially reasonable efforts to provide the Services using the best of Contractor’s professional skills and in a manner consistent with generally accepted standards for the performance of such work. Contractor shall devote such of Contractor’s time and effort necessary to the discharge of Contractor’s duties hereunder.

3.	Term; Termination.

(a)	The term of this Agreement (the “Initial Term”) shall begin as of the Effective Date and shall end on the earlier of (i) the first (1st) annual anniversary of the Effective Date and (ii) the time of the termination of the Contractor’s engagement in accordance with the provisions herein. The Initial Term and any Renewal Term (as defined below) shall automatically be extended for one or more additional terms of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either the Company or Contractor provides notice to the other Party of their desire to not so renew the Initial Term or Renewal Term (as applicable) at least thirty (30) days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable.

(b)	This Agreement, the Term and Contractor’s engagement by the Company may be terminated by either Party at any time (each, a “Termination”) upon 60 days’ prior written notice to the other Party.

(c)	Upon any Termination by the Company, the Term shall continue for such 60-day period, and the Company shall continue to pay Contractor the then-applicable Monthly Fee for such 60-day period, unless the Company elects to terminate the Term prior to the expiration of such 60-day period, in which event the Term will be deemed terminated as the date of such election by the Company, and provided that in such case the Company shall continue to pay Contractor the then-applicable Monthly Fee for such 60-day period.

(d)	Upon any Termination by the Contractor, the Term shall continue for such 60-day period, and the Company shall continue to pay Contractor the then-applicable Monthly Fee for such 60-day period, unless Contractor ceases to perform Contractor’s duties hereunder prior to the expiration of such 60-day period, in which event the Term will be deemed terminated as the date of such cessation of services and the Company will pay Contractor the then-applicable Monthly Fee only through such date.

(e)	If the monthly consulting fee is not paid when due on the first working day of the following month, the Contractor reserves the right to terminate this agreement with a reduced notice period of 30 days. This notice period shall commence from the date written notice of termination is provided to the Company. All other terms of the agreement shall remain in effect during this notice period unless otherwise agreed in writing by both parties.

(f)	Upon the termination or expiration of the Term, the Parties shall have no further obligations hereunder other than those which arose prior to such termination or which are explicitly set forth herein as surviving any such termination or expiration.

4.	Compensation and Expenses.

(a)	As full and complete compensation for Contractor’s agreement to perform the Services, the Company shall pay to Contractor a fee of $12,500 on the first business following the end of the month for each full calendar month of the Term (the “Monthly Fee”), with the Monthly Fee for any fractional calendar month of the Term to be appropriately pro-rated.

(b)	During the Term of the Agreement the Company will reimburse the Contractor’s travel and other reasonable expenses related to Contractor’s performance under this Agreement, on a monthly basis, within 30 days of Contractor’s submission to Company of invoices and receipts related to said expenses in form as reasonably acceptable to the Company. All expenses must be approved in writing by the Company in advance of Contractor incurring said expenses, and any expenses not pre-approved in writing by Company shall not be reimbursed and shall be Contractor’s sole responsibility.

(c)	Contractor shall be responsible for any and all taxes incurred by or payable by Contractor with respect to all compensation or reimbursement of expenses or any other payments made to Contractor hereunder. In furtherance thereof, Contractor shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld by the Company with respect to such amount. Contractor shall be responsible for the payment of all taxes required to be paid in connection with the issuance or vesting of the Granted Shares.

5.	No Employee Status. The Parties also acknowledge and agree that Contractor is an independent contractor and is not an employee of Company. As such, Company shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Contractor may receive hereunder, all of which shall be the sole responsibility of Contractor. Contractor is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services. The Parties also acknowledge and agree that Contractor is not a licensed securities broker or salesperson, and that Contractor will not be participating in, nor compensated for, any unlicensed securities sales activities other than those permitted under any of the exemptions set forth in applicable securities laws.

6.	Relationship of the Parties.

(a)	Contractor is retained by the Company as an officer of the Company and for the purposes of and to the extent set forth in this Agreement, and Contractor’ relation to the Company during the period of Contractor’s engagement hereunder shall be that of an independent contractor and an officer of the Company. Contractor shall not, nor, as applicable, shall any of Contractor’s agents, have employee status with the Company or be entitled to participate in any plans, arrangements or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing or similar benefits as may be available to the Company’s employees.

(b)	Other than in Contractor’s position as an officer of the Company, this Agreement does not create a relationship of principal and agent, joint venture, partnership or employment between the Company and Contractor. Contractor’ engagement hereunder is not a franchise or business opportunity. Neither Party shall be liable for any obligations incurred by the other except as expressly provided herein.

(c)	Any person hired by Contractor shall be the employee of Contractor and not of the Company, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Contractor.

7.	Representations and Warranties.

(a)	Representations and Warranties of the Company. Company represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Company, will represent the valid and binding obligation of Company enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(b)	Representations and Warranties of Contractor. Contractor represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Contractor has the full right, power and capacity to execute, deliver and perform Contractor’s obligations hereunder; and that this Agreement, upon execution and delivery of the same by Contractor, will represent the valid and binding obligation of Contractor enforceable in accordance with its terms, subject to the Enforceability Exceptions. Contractor represents and warrants that all personnel or agents of Contractor who perform any activities on behalf of the Company hereunder or otherwise are legally authorized and permitted to work in the United States and for the benefit of the Company hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

8.	Non-Solicitation. In recognition and consideration of Company’s existing business and other legitimate business interests, Contractor agrees that, for the Term and for a period of 2 years thereafter, Contractor shall not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company. Nothing in this Section 8 shall prohibit Contractor for undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person identified above, or from hiring, employing or engaging any such person who responds to such general recruitment advertisement. Contractor admits and agrees that Contractor’s breach of the provisions of this Section 8 would result in irreparable harm to Company. Accordingly, in the event of Contractor’s breach or threatened breach of this Section 8, Contractor agrees that Company shall be entitled to an injunction restraining such breach or threatened breach without the necessity of posting a bond or other security. Further, in the event of Contractor’s breach, the duration of the restrictions contained in this Section 8 shall be extended for the entire time that the breach existed so that Company is provided with the full time period provided herein. In addition to injunctive relief, Company shall be entitled to any other remedy available in law or equity by reason of Contractor’s breach or threatened breach of the restrictions contained in this Section 8. If the Company retains an attorney to enforce the provisions of this Section 8, the Company shall be entitled to recover its reasonable attorneys’ fees and costs so incurred from the applicable Investor, both prior to filing a lawsuit, during the lawsuit and on appeal. Contractor represents and warrants that it has carefully read and considered the provisions of this Section 8 and, having done so, agrees that the restrictions set forth in this Section 8 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the Parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated herein and enforceable against Contractor. It is the intent of the Parties that the court, in so determining any such enforceable substitute restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible.

9.	Trade Names and Trademarks. Contractor agrees that it will use only such trade names, trademarks or other designations of the Company or any simulations thereof as may be authorized in writing by the Company. All such use shall be in accordance with the Company’s instructions and any such authorization may be withdrawn or modified at any time. Contractor will, in the event this Agreement is terminated, cease all use of any of the Company’s trade names, trademarks or other designations or other simulations thereof. Contractor will not register or attempt to register or assert any right of ownership in any of the Company’s trade names, trademarks or other designations or any simulations thereof. Contractor shall immediately notify the Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to the Company, or of any actual or potential infringement by the Company of the rights of any third party.

10.	Confidential Information.

(a)	For purposes of this Agreement, and except as provided below, “Confidential Information” of the Company shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Company or any of its subsidiaries or parent entities, including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, and any other Material Non-Public Information (as defined below), in each case which is disclosed by the Company or on its behalf, before or after the date hereof, to Contractor either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of the Company unless otherwise specifically indicated in writing to the contrary.

(b)	For purposes of this Agreement, and except as provided below, “Material Non-Public Information” shall mean any information obtained by Contractor hereunder, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to the Company or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have a substantial effect on the price of the Company’s securities or debt, or any derivatives thereof, whether positive or negative.

(c)	Contractor agrees to use the Confidential Information only for the purpose of performing the Services (the “Purpose”) and shall use reasonable care not to disclose Confidential Information to any non-affiliated third party, such care to be at least equal to the care exercised by Contractor as to Contractor’s own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt. Contractor agrees that it shall make disclosure of any such Confidential Information only to employees (including temporary and leased employees subject to a confidentiality obligation), officers, directors, attorneys and wholly owned subsidiaries (collectively, “Representatives”), to whom disclosure is reasonably necessary for the Purpose. Contractor shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement. Contractor shall be responsible for the failure of Contractor’s Representatives to comply with the terms of this Agreement.

(d)	Without the prior consent of the Company, Contractor shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information.

(e)	Contractor acknowledges that the Confidential Information disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Contractor agrees it will not knowingly export, directly or indirectly, any Confidential Information or any direct product incorporating any Confidential Information, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

(f)	Nothing herein shall be construed as granting to Contractor or Contractor’s affiliates any right or license to use or practice any of the information defined herein as Confidential Information and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the of the Company. Except as allowed by applicable law, Contractor shall not use any tradename, service mark or trademark of the of the Company or refer to the of the Company in any promotional or sales activity or materials without first obtaining the prior written consent of the Company.

(g)	The obligations imposed in this Agreement (other than those set forth in Section 10(d) and Section 11) shall not apply to any information that:

(i)	was already in the possession of Contractor at the time of disclosure without restrictions on its use or is independently developed by Contractor after the effective date of this Agreement, provided that the person or persons developing same have not used any information received from the Company in such development, or is rightfully obtained from a source other than from the Company;

(ii)	is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Contractor;

(iii)	is obtained by Contractor from a third person who is under no obligation of confidence to the Company; or

(iv)	is disclosed without restriction by the Company.

(h)	Contractor may disclose such Confidential Information as required to be disclosed pursuant to the order of a court or administrative body of competent jurisdiction or a government agency, provided that Contractor shall notify the Company prior to such disclosure and shall cooperate with the Company in the event the Company elects to legally contest, request confidential treatment, or otherwise avoid such disclosure and shall thereafter only disclose such portion of the Confidential Information as legally required to disclose.

(i)	Upon termination of this Agreement for any reason or upon request by the Company made at any time, all Confidential Information, together with any copies of same as may be authorized herein, shall be returned to the Company, or destroyed and certified as such by an officer of Contractor. Contractor may retain one copy of all written Confidential Information for Contractor’s files for reference in the event of a dispute hereunder.

(j)	As between the Company and Contractor, the Confidential Information and any Derivative thereof (as defined below), whether created by the Company or Contractor, will remain the property of the Company. For purposes of this Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

11.	Standstill.

(a)	Contractor acknowledges and agrees that the Company is a public company, currently trading on the NYSE American exchange.

(b)	Contractor agrees that, for as long as any information, including Confidential Information, continues to meet the definition of Material Non-Public Information as set forth herein (the “Standstill Period”), Contractor shall not, and Contractor shall ensure that none of its Representatives shall:

(i)	buy or sell any securities or derivative securities of or related to the Company, or any interest therein;

(ii)	undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder;

(iii)	effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other corporation, partnership, group, individual or other entity (each, a “Person”) to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in (1) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company or any of its subsidiaries, (2) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (4) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

(iv)	form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of the Company;

(v)	make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets;

(vi)	otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(vii)	take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in Section 11(b)(iii); or

(viii)	enter into any discussions or arrangements with any third party with respect to any of the foregoing.

(c)	Contractor also agrees during the Standstill Period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 11 (including this sentence).

12.	Intellectual Property Rights.

(a)	Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any invention, whether or not patentable, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable or patentable works. Contractor agrees to disclose promptly in writing to Company, or any person designated by the Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Contractor in the course of the provision of the Services or any work performed for the Company (“Company Work Product”). Contractor agrees (a) to use Contractor’s best efforts to maintain such Company Work Product in trust and strict confidence; (b) not to use Company Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Company Work Product to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b)	Ownership of Company Work Product. Contractor agrees that any and all Company Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law and shall be the sole and exclusive property of the Company.

(c)	Assignment of Company Work Product. Contractor irrevocably assigns to the Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Except as set forth below, Contractor retains no rights to use the Company Work Product and agrees not to challenge the validity of the Company’s ownership in the Company Work Product. Contractor hereby grants to the Company a perpetual, non-exclusive, fully paid-up, royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and display in any form or medium whether now known or later developed, distribute, make, use and sell any and all Contractor owned or controlled Work Product or technology that Contractor uses to complete the services and which is necessary for the Company to use or exploit the Company Work Product.

(d)	Assistance. Contractor agrees to cooperate with the Company or its designee(s), both during and after the Term, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Contractor will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. Contractor’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Contractor at a reasonable rate to be mutually agreed upon after such termination for the time actually spent by Contractor at the Company’s request on such assistance.

(e)	Execution of Documents. In the event the Company is unable for any reason, after reasonable effort, to secure Contractor’s signature on any document requested by the Company pursuant to this Section 12 within seven (7) days of the Company’s initial request to Contractor, Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Contractor’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on Contractor’s behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Contractor. Contractor hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Contractor now or may hereafter have for infringement of any Proprietary Rights assignable hereunder to the Company.

(f)	Contractor Representations and Warranties. Contractor hereby represents and warrants that: (i) Company Work Product will be an original work of Contractor or all applicable third parties will have executed assignments of rights reasonably acceptable to the Company; (ii) neither the Company Work Product nor any element thereof will infringe the intellectual property rights of any third party; (iii) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; and (iv) Contractor will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to any third party.

13.	Indemnification. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Indemnification shall include all fees, costs and reasonable attorneys’ fees that the indemnified Party may incur. In claiming indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party written notice of any claim that the indemnified Party reasonably believes falls within the scope of this Agreement. The indemnified Party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified Party shall not be final without the indemnified Party’s written consent. Any liability of a Party and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Contractor by the Company pursuant this Agreement.

14.	Miscellaneous.

(a)	Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to the Company:

Trio Petroleum Corp.

Attn: Robin Ross

5401 Business Park South, Suite 115

Bakersfield, CA 93309

Email: rross@triopetroleum.us

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: JCacomanolis@alclaw.com

If to Contractor, to the address for notices as set forth on the signature page hereof.

(b)	Accuracy of Statements. Each Party represents and warrants that no representation or warranty contained in this Agreement, and no statement delivered or information supplied to the other Party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

(c)	Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

(d)	Survival. The provisions of Section 8, Section 9, Section 10, Section 11, Section 12, Section 13 and Section 14 of this Agreement, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

(e)	Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(f)	Amendment. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

(g)	No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver. No failure to exercise and no delay in exercising on the part of either of the Parties any right, power or privilege under this Agreement shall operate as a waiver of it, nor shall any single or partial exercise of any other right, power or privilege preclude any other or further exercise of its exercise of any other right, power or privilege

(h)	Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(i)	Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

(j)	Governing Law; Etc.

(i)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of law of the State of Delaware or any other State or jurisdiction.

(ii)	SUBJECT TO SECTION 14(k), ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TENNESSEE, IN EACH CASE LOCATED IN KERN COUNTY, CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THE PERFORMANCE THEREOF (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(j)(iii). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

(k)	Resolution of Disputes. Except as otherwise provided herein, all controversies, disputes or actions between the Parties arising out of this Agreement, including their respective Affiliates, owners, officers, directors, agents and employees, arising from or relating to this Agreement shall on demand of either Party be submitted for arbitration to in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by the Parties, provided, however, that if such Parties are unable to agree on the identity of the arbitrator within 10 Business Days of commencement of efforts to do so, each Party shall select one arbitrator and the arbitrators so selected shall select a final arbitrator, and the final arbitrator shall conduct the arbitration alone. The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Delaware law or any applicable federal law. The arbitrator shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs. The award and decision of the arbitrator shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act. The arbitration shall be conducted in Bakersfield, California. The provisions of this Section 14(k) shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

(l)	Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by law or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

(m)	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(n)	Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

(o)	Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein.

(p)	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Trio Petroleum Corp.

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Greg Overholtzer

By:	/s/ Greg Overholtzer
Name:	Greg Overholtzer

Address for notices:

Greg Overholtzer
562 Karina Ct
Sam Ramon, CA 94582
Email: goverholtzer@juno.com